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                                                                 EXHIBIT 12.2


                 NEWMONT MINING CORPORATION AND SUBSIDIARIES
          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                        AND PREFERRED STOCK DIVIDENDS
                     (Amounts in thousands except ratios)
                                 (Unaudited)

                                                           Three Months Ended
                                                             March 31, 1995


                                                           ------------------
Earnings:
  Income before income taxes                                     $ 17,466

  Adjustments:
    Net interest expense (1)                                        8,716
    Amortization of capitalized interest                              585
    Portion of rental expense representative
     of interest                                                      303
    Minority interest of majority-owned
     subsidiaries that have fixed charges                           1,405
    Undistributed income of less than 50%
     owned entities                                                 2,276
                                                                 --------
                                                                 $ 30,751
                                                                 ========
Fixed Charges:
  Net interest expense (1)                                       $  8,716
  Preferred stock dividends (2)                                     4,389
  Capitalized interest                                              2,810
  Portion of rental expense representative
   of interest                                                        303
                                                                 --------
                                                                 $ 16,218
                                                                 ========
Ratio of earnings to combined fixed charges
   and preferred stock dividends                                      1.9
                                                                 ========

(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.
(2) Increased to represent pretax earnings which would be required to cover such dividend requirements.